Exhibit 4.31

Contract No.

Lease Contract

Lessor（Party A）: Colori Inc.

Lessee（Party B）: Shanghai Juhao Information Technology Co., Ltd

Office Lease Contract

Lessor(Party A): Colori Inc.

Lessee(Party B): Shanghai Juhao Information Technology Co., Ltd

In accordance with the Civil Code of the People's Republic of China and the relevant laws and regulations, both parties on the basis of equality and voluntariness, we agree on matters related to the lease of the office space as follows:

Article 1 Basic information of the property

(1) Party A has an office space in Xinzhuang County, Changshu City, Jiangsu Province on Provincial Road 227, with an area of about 3956 square meters. The above area is based on the property plan drawing.

(2) The ownership status of the property: Party A holds the (口 housing ownership certificate /口 state-owned land use right certificate) Party A confirms that it has the complete right to dispose of the leased property and has the right to lease it out.

Article 2 property lease

Lease Purpose: To set up a store

Article 3 Lease term, rent and delivery method

(1) The lease period of the property is from September 1, 2021 to August 31, 2024, a total of 3 years

(2) Rent payment method: Pay first and use later, the rent is RMB 1，028，560 (including tax) per year. (tax included), payable monthly, invoiced after payment.

(3) Party A’s receipt information.

Bank Account Number:                                                                          。

Account name:                                                            Colori Inc                   .

Bank of deposit: Agricultural Bank of China, Changshu Xinzhuang Sub-branch.

(4) Rent invoice: Taxes shall be borne by Party A. After Party B pays the rent to Party A, Party A shall assist Party B to go to the local tax authorities for the issuance of rent invoice.

(5) Party A leave all shelves and all equipment on the site to Party B as is, Party B will not pay Party A any shelves and equipment costs.

Article 4 Party A obligations and responsibilities

1. Party A has the obligation to ensure that the building structure of the leased site is intact during the lease period, and should do a good job in the repair and maintenance of public housing and public space, and bear the related costs.

2、If the site leased by Party B requires inspection and acceptance in the future, Party A is obliged to provide Party B with graphic information about the building, facilities, equipment and acceptance certificates from relevant administrative departments.

3、During the lease period, Party A shall not sublease the site to others.

4. Party B shall bear the electricity, tax and other related costs incurred during the lease period, and Party B shall pay the actual costs incurred in a timely manner.

5、Party A shall strictly follow the lease price during the lease period, and shall not increase the price. If there is a need for price adjustment, both parties shall sign a supplementary agreement after consensus.

6、 Party A shall deliver the leased site to Party B for use from June 1, 2021, with a three-month free trial period.

7、Party B will bear the responsibility of property security, fire protection management, public security management, cleaning and sanitation, housing maintenance, etc. on the leased site.

8、If the leased site needs to go through fire inspection and acceptance procedures in the future, Party A is responsible for handling.

Article 5 Party B obligations and responsibilities

1. Party B is obliged to protect the normal use of Party A's leased premises and Party A's equipment and facilities, which shall not be intentionally damaged, and if there is damage, Party B shall replace or compensate.

2, Party B is responsible for the property management of the business premises and the maintenance of facilities and equipment on the leased site, repair, maintenance, and bear the related costs.

3、Party B shall operate legally in accordance with relevant laws and regulations, otherwise all economic losses and legal consequences shall be borne by Party B itself, and Party A shall not bear any responsibility.

3、During the lease period, Party B shall not change the structure of the leased premises without Party A's written consent, and shall not open the walls or make holes to damage the leased premises.

4、 Party B shall do a good job in the safety management of the leased site, and if Party B's renovation or operation causes damage to the third party, all economic compensation and legal consequences shall be Party B's responsibility, and Party A shall not bear any responsibility.

5、Party B shall be responsible for the claims and debts formed in the process of its operation, which has nothing to do with Party A.

Article 6 Cancellation of Contract

1、The contract can be terminated by consensus between the two parties.

2 、If this contract cannot be continued due to force majeure, this contract shall be terminated by itself.

3、If Party B incurs one of the following event, Party A has the right to unilaterally terminate the contract, repossession of property.

（1）Not paying agreed rent for 30 days.

（2）Non-payment of other fees for 30 days.

（3）Change the use of the property without permission.

（4）Unauthorized demolition, alteration or damage to the main structure of the building.

（5）Improper storage or unreasonable use causes damage to appurtenances, equipment and facilities and refuses to compensate.

（6）Unauthorized subletting of the property to a third party.

4、Other event for contract termination according to the laws.

Article 7 Liability for breach of contract

1、After the expiration of the contract, Party B enjoys the priority lease right. If Party B wants to continue to lease, it should submit to Party A in writing three months before the expiration of the lease term. The renewal rent will be negotiated by both parties on the basis of fairness and reasonableness.

2、After the expiration of the lease or termination of the contract, Party A has the right to repossess the property, and Party B shall return the property and its appurtenances, equipment and facilities in the original condition. Party A and Party B shall inspect and accept the property and its appurtenances, equipment and facilities, as well as the use of water and electricity, and settle the costs that each party shall bear.

Article 8 Settlement of contract disputes

Disputes arising under this contract shall be settled by the parties through negotiation; if negotiation fails, the party shall sue in the People's Court with jurisdiction according to law.

Article 9 Other agreed matters

This contract shall come into effect after it is signed and sealed by both parties. This contract (and its annexes) shall be executed in duplicate, one by Party A and one by Party B. It shall come into effect after both parties have signed and sealed it.

After this contract enters into force, any changes or additions to the contents of this contract shall be in writing and shall be attached to this contract. The annexes shall have the same legal effect as this contract.

(No text below)

Party A (Signature)

Agent：

Date of signing ：

Party B (Signature)

Agent：

Date of signing ：